Board of China Green Agriculture Approved 2011-2020 Corporate Growth Plan

XI'AN, China, March 2, 2011 /PRNewswire-Asia-FirstCall/ — China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizers, blended fertilizers, organic compound fertilizers and mixed organic-inorganic compound fertilizers through its wholly owned subsidiaries in China, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), today announced that on February 28, the Company's Board of Directors approved the Company's ten-year corporate growth plan (the "Plan") for the period from 2011 to 2020.

The Plan underpins the Company's goal of becoming a leader in the overall fertilizer industry in China by 2020.  It is the result of one year of intensive research and analysis covering market research, peer analysis, government information and projections, and evolved over many internal review meetings involving all managers responsible for key parts of the business.

After careful review, management and the Board of Directors concluded that the Company should work towards the following revenue targets over the next ten years:

1.	at least $150 million for fiscal year 2011;
2.	at least $750 million for fiscal year 2015; and
3.	at least $3 billion for fiscal year 2020.

The Plan lays out a few strategies in support of the revenue goals.  The management is to be guided by the following strategy and is expected to implement toward those directions. However, the Board reserves the right to revise the strategy based on changing circumstances.

1. Establish the National Engineering Research Center of Humic Acid-based Fertilizers of China (the "Engineering Center")

The Company will lead a consortium of research institutes and scholars to found the Engineering Center. The Company is currently working with the China Humic Acid Industry Association ("CHAIA" or the "Association") to advocate approval for this Engineering Center to the central government. The mandate of the Engineering Center would mainly include conducting humic acid-related research, discovering new uses for humic acid in the fertilizer industry, experimenting and developing new humic acid-based fertilizer products for various farming use.

2. Participate in the design of the Humic Acid-based Fertilizer Protocols (the "Protocols").

The Company will actively participate in the design of the Protocols for Humic Acid-based fertilizers including but not limited to humic acid-based granular compound fertilizers, high-concentrated liquid fertilizers and powder fertilizers. Under a Strategic Alliance Agreement (the "Agreement") dated February 27, 2011 between the Association and the Company, the Company will work extensively with the Association in the design of the Protocols. By the end of 2011, together with the Company, the Association will release the Humic Acid-based Granular Compound Fertilizer Protocol (the "Protocol") for the Chinese market. Such Protocol will be the first ever in the fertilizer industry to standardize the ingredients percentages, formula use, and thus the product quality of humic acid-based granular fertilizers in the Chinese fertilizer market. The Protocol is largely expected to regulate the production and distribution of humic acid granular fertilizers among manufacturers and hopefully eliminate misuse of the humic acid label.

3. Expand market share by broadening the geographic distribution network and increasing brand awareness

The Company plans to increase its share of the market by building its brand and expanding its distribution network. The Company is launching a specially designed marketing campaign that aims to further increase its brand awareness and further penetrate its existing market over the next few years. The Company will also make efforts to expand its distribution network. For example, the Company expects to acquire fertilizer producers or retailers that have well-established and successful distribution networks.

4. Reduce future manufacturing cost by securing raw material supplies

The Company expects that the ongoing volatility of potassium and phosphorus prices in the commodity market will affect its supply of raw material. To mitigate the impact, the Company has already started to look for a potassium or phosphorus mine that could be acquired if conditions are appropriate.  The Company expects such an acquisition would largely secure the long-term raw material supply and help the Company reduce raw material cost in the future.

5. Further utilize its research and development platform.

The Company will experiment and develop more humic acid-based fertilizer products to meet the increasing demand in various farming activities. A research and development platform will better support the Company's multi-product marketing strategy. The research and development platform will further accelerate its agile new product development process and enable the fast rollout of new products to promptly acquire additional market share and improve overall profitability.

Along with undertaking these above strategies, the Company will continue to improve its internal control framework. Ernst & Young (China) Advisory Limited ("Ernst & Young") has been assisting the Company to ensure full compliance with all regulatory requirements related to its internal control. In addition, the Company also reaffirms its commitment to increase transparency of reporting, enforce fair disclosure of corporate information, and improve its investor relations practice.

"We are very excited that this growth plan has been approved by the Board. With the Board's approval, we've already started to execute the Plan. This Plan will provide long-term guidelines on how the Company should grow for the next five to ten years. A clear growth blueprint will help the Company's management to focus on clearly defined growth objectives," commented Mr. Tao Li, Chairman and Chief Executive Officer of the Company, "With that, the Company's management can better fulfill its fiduciary and stewardship responsibilities. We all look forward to continue to increase shareholder value in a very focused way."

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers and other varieties of compound fertilizers through its wholly-owned subsidiaries, Jinong and Gufeng. Jinong produces and sells 146 different kinds of fertilizer products, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Research Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. For the three months ended December 31, 2010, the top five provinces (or municipalities) of fertilizer sales accounted for 29.2% of total revenues. The five provinces (or municipalities) and their respective percentage contribution to total fertilizer revenues were Hebei (7.0%), Jilin (6.8%), Liaoning (6.4%), Shaanxi (4.8%) and Beijing (4.1%).  Jinong had 598 distributors in China. Gufeng had 157 distributors including some large state-owned enterprises. The recently acquired company, Gufeng and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and has over 150 distributors nationwide. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the implementation of the strategies set forth above to achieve the Plan, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For investor and media inquiries, please contact:

China Green Agriculture, Inc.
Mr. Ken Ren, Chief Financial Officer
Tel:   +1-530-220-3026
Email: kenren@cgagri.com

Christensen
Rene Vanguestaine
Tel:   +1-646-209-2574
+852-6686-1376
Email: rvanguestaine@christensenir.com

Kathy Li
Tel:    +1-480-614-3036
Email: kli@christensenir.com